Exhibit 99.2

Cephalon Granted Temporary Restraining Order in AMRIX®

 Patent Litigation

FRAZER, Pa., May 20, 2011 — Today, the United States District Court for the District of Delaware granted a motion filed by plaintiffs Cephalon, Inc. (NASDAQ: CEPH), and Eurand, Inc., for a Temporary Restraining Order (TRO) enjoining Mylan Pharmaceuticals Inc., and Mylan Inc., from manufacturing, using, offering to sell or selling its cyclobenzaprine hydrochloride extended-release capsules, a generic version of Cephalon’s branded product AMRIX®.  The TRO remains in effect pending appeal.

“We are very pleased with the Court’s decision to grant our request for a TRO,” said Jerry Pappert, Executive Vice President and General Counsel for Cephalon.  “We remain confident in the strength of the patents protecting AMRIX®, and believe we have a strong case on appeal.”

About Cephalon

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide the Cephalon current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:

Media:
Fritz Bittenbender
610-883-5855 (office)
610-457-7041 (cell)
fritzbittenb@cephalon.com

Natalie de Vane
610-727-6536 (office)
610-999-8756 (cell)
ndevane@cephalon.com

Investor Relations:
Chip Merritt
610-738-6376 (office)
cmerritt@cephalon.com

Joseph Marczely
610-883-5894 (office)
jmarczely@cephalon.com